Exhibit 99.12

Building Mortgage and Loan Agreement

English Translation for Reference Purpose Only

Building Mortgage and Loan Agreement

No: 2005 Nian (Jing He Ping) Fang Di Jie Zi No.001

Borrower (Mortgagor): Beijing New Oriental Education & Technology Group Co., Ltd. (hereinafter referred to as “Party A”)

Legal Representative: Yu Minhong

Address: 12th Floor, Golder Plaza, No.10 Hua Yuan East Road, Haidian District, Beijing

Bank: China Minsheng Banking Corp., Ltd., Beijing Hepingli Branch

Account Number: ****

Postcode: 100083              Telephone: 82036600

Lender (Mortgagee): China Minsheng Banking Corp., Ltd., Beijing Hepingli Branch (hereinafter referred to as “Party B”)

Address: 1st Floor of Huawen Hotel, No.12 Hepingli East Street, Dongcheng District, Beijing

Principal: Ma Lin

Postcode: 100013

Telephone: 64213959

Guarantor: Beijing Science Park Development Co., Ltd. (hereinafter referred to as “Party C”)

Address: No.21 Haidian Town South Street, Haidian District, Beijing

Legal Representative: Zhou Yuchen

Postcode: 100080

Exhibit 99.12

Building Mortgage and Loan Agreement

English Translation for Reference Purpose Only

Telephone: 62572084

Deposit Bank: China Minsheng Bank Beijing Hepingli Branch

Account Number: 01260141700002202

Party A, Party B and Party C jointly agree that Party B shall provide a loan term to Party A as part of Party A’s purchase price for the property described in Article 3 of this Agreement. Party A agrees to mortgage such property to Party B, as a security for the repayment of the loan under this Agreement. Party C voluntarily and irrevocably undertakes joint and several guarantee liability under this Agreement.

NOW, THEREFORE, the Parties hereto, intending to be legally bound hereby, agree as follows:

Section 1 Amount, Term and Purpose of Loan

Article 1 The loan provided hereunder shall be in amount of RMB [*] (RMB [*]), i.e. [*]% of total purchase price for the property made by Party A.

Article 2 The term of the loan hereunder shall commence on March 31, 2005 and terminate on March 31, 2015 totaling 120 months (Specific period please see the loan certificate).

Article 3 Loan under this Agreement must and can be used exclusively for purpose of real estate purchase under the “Commercial Housing Sale Contract” (hereinafter referred to as “Housing Sale Contract”) (No. 632702,632703,632704,632705) entered into between and by Party A and Party C on January 18, 2004. Details of such real estate are follows:

(1) Location: Tower B of Zhongguancun Financial Centre, No.21 IV District Zhongguancun West District, Haidian District, Beijing Municipal

(2) Type of Real Estate: Office Building

Exhibit 99.12

Building Mortgage and Loan Agreement

English Translation for Reference Purpose Only

(3) Construction Area: according to order of contract number: No.632702 contract: 2561.98 sq.m, No.632703 contract: 3966.03 sq.m, No.632704 contract: 3689.51 sq.m, No.632705 contract: on the ground: 3204.46 sq.m, underground: 5743.36 sq.m. Total construction area: 19165.33 sq.m.

Real estate hereto includes common standard residences, apartments, villadoms, shops and office buildings.

Section 2 Interest Rate on Loan and Method of Calculation

Article 4 Interest rate on loan under this Agreement shall be [*]% per annum. In the event of adjustment of legal interest rate, for loans with less than one year (including one year) terms, interest rate set forth in this Agreement shall be applied; for loans with terms of more than one year, interest rate shall be adjusted according to provisions of the People’s Bank of China.

Article 5 Interest on loan shall accrue from the date on which the loan is granted.

Article 6 If Party A fails to pay any amount payable (principal and interest) under this Agreement when due, the payment is deemed overdue. Party B will charge default interest on such overdue amount at the rate per annum which is 30% higher than the interest rate under this Agreement according to relevant regulations of the People’s Bank of China, and compound interest on overdue interest.

Section 3 Grant of Loan

Article 7 Upon fulfillment of the following conditions, Party B may grant the loan under this Agreement:

7.1	Party A has provided to Party B the original of Housing Sale Contract and all materials and documents necessary for the application for the loan, and Party A has made more than 40% of initial payment for real estate purchase;

7.2	Party A has opened special account for the loan and repayment under this Agreement with Party B;

7.3	Party C has opened special account for acceptance of payment for the real estate purchase, and shall handle the settlement at place of Party B;

Exhibit 99.12

Building Mortgage and Loan Agreement

English Translation for Reference Purpose Only

7.4	Party A has paid up related expenses undertaken by it under this Agreement;

7.5	Party A has gone through insurance procedures as to the purchased real estate according to this Agreement, and the originals of insurance policies have been submitted to Party B for keeping.

7.6	Other conditions required by Party B.

Party B shall grant the loan according to this Agreement once all the above conditions are satisfied; if the loan is granted by Party B upon only partial fulfillment of foregoing conditions, it shall not constitute flawed performance of Party B.

Article 8 After granting the loan under this Agreement, any disputes in connection with purchased property between Party A and Party C shall not be concerned with Party B, and all parties shall perform all obligations under this Agreement.

Section 4 Repayment

Article 9 Party A chooses item 9.4 below as method of repayment:

9.1	Repay principal plus interest of the loan in lump sum, when due.

9.2	Interest shall be settled on basis of week/month/quarter, date of interest payment is , and repayment of principal of the loan shall be made when due.

9.3	As to monthly repayment of principal plus interest in equal amount, amount of repayment of principal plus interest per month shall be RMB .

Amount of repayment per month =PI(1+I)n×12/[(1+I)n×12-1] repayment of principal plus interest in equal amount, among which: P refers to principal of the loan, I refers to monthly interest rate, n refers to the term of the loan in years.

9.4	As to monthly repayment of principal in equal amount, monthly interest shall decrease gradually.

Amount of repayment per month =P/(n×12) + remaining amount of the loan×I where: P refers to principal of the loan, I refers to monthly interest rate, n refers to the term of the loan in years

Exhibit 99.12

Building Mortgage and Loan Agreement

English Translation for Reference Purpose Only

9.5	Other: / .

Article 10 Party A shall pay the full amount of the principal plus interest of the loan due and payable into its settlement account at Party B’s place prior to repayment date of each installment under this Agreement, account number is *** . Party B shall actively debit principal plus interest of the loan due in such installment and related expenses on the repayment date. Party A is entitled to inquire Party B for its account transfers.

Article 11 Upon consent of Party B, Party A may prepay the loan in full or in part in advance. Party A shall submit its written application to Party B thirty days in advance, and such application shall be irrevocable after approved by Party B and constitute an Appendix of this Agreement.

11.1	As to full prepayment of the loan, interest shall be computed by application of interest rate under this Agreement and actual period of usage, and shall be paid with the principal of the loan.

11.2	As to partial prepayment of the loan, amount of prepayment shall not be less than RMB [*] and Party A has paid principal plus interest of the loan in the most recent installment without any outstanding payment.

11.3	After prepayment of the loan in part, repayment plan in terms of the remaining amount may be adjusted, i.e. shortened repayment period with the same prepayment amount in each installment, or the same repayment period with reduced repayment amount in each installment.

Article 12 Upon fulfillment of certain conditions, Party A may apply to Party B for extension of the loan term, which is subject to Party B’s relevant provisions.

Section 5 Authorization Matters

Article 13 Party A authorizes as follows:

13.1	Party A authorizes Party B to directly remit the loan under this Agreement in name of Party A’s purchase price for the real estate property to Party C’s account at Party B’s place (account number: 01260141700002202).

Exhibit 99.12

Building Mortgage and Loan Agreement

English Translation for Reference Purpose Only

13.2	Party A authorizes Party B to debit from Party A’s account at Party B’s place principal plus interest of the loan due and payable in such installment on the repayment date of each installment, until principal plus interest of the loan is repaid in full.

13.3	Party A authorize Party B to debit from Party A’s account at Party B’s payable penalty interest, compound interest, liquidated damages or other expenses, until Party B is repaid in full.

13.4	Party A authorizes Party B or agency designated by Party B to make registration of real estate mortgage on the basis of this Agreement, Housing Sale Contract, power of attorney and other certificate documents, and necessary expenses shall be undertaken by Party A.

13.5	Other authorized matters by Party A:

                                                                                                                            /

Article 14 Party C authorizes as follows:

14.1	Party C authorizes Party B to directly withhold from all Party C’s accounts at Party B’s place amount payable by Party A within Party C’s guarantee scope, after the occurrence of matters guaranteed by Party C under this Agreement.

14.2	Other authorized matters by Party C:

                                                                                                                            /

Article 15 Foregoing authorizations are irrevocable and shall become effective simultaneously with this Agreement, and are terminated after the principal plus interest of the loan and other amount payable are repaid in full by Party A to Party B.

Exhibit 99.12

Building Mortgage and Loan Agreement

English Translation for Reference Purpose Only

Section 6 Mortgaged Property and Mortgage Registration

Article 16 Party A voluntarily mortgages the property described in Article 3 of this Agreement (hereinafter referred to as the “Mortgaged Property”) to Party B as the security for the repayment of the loan under this Agreement. For details of Mortgaged Real Estate, please refer to Appendix I-List of Mortgaged Properties (Real Estate).

Article 17 If Party A is able to fully repay the principal and interest of the loan and other amount payable when due and does not breach any of the terms of this Agreement and there are no events of default, Party A may apply to Party B to change the mortgaged property under this Agreement and details of procedure will be subject to Party B’s relevant provisions.

Article 18 Upon fulfillment of conditions as stipulated in the laws, Party A may mortgage the Mortgaged Property for a second time as security. If Party A applies to Party B for loan, details of procedure will be subject to Party B’s provisions.

Article 19 Party A may transfer the Mortgaged Property with consent of Party B, and the proceeds obtained through the transfer of the Mortgaged Property should first be used to repay Party A’s loan under this Agreement.

Article 20 Party A shall submit the original of Commercial Housing Sale Contract to Party B for safekeeping, when applying for of the loan from Party B.

Article 21 Upon the completion of registration of real estate mortgage, the Certificate of Other Types of the Housing Property shall be held by Party B. Party B shall assist Party A to deregister mortgage, after Party B paid off/cleared all debt owed to Party A.

Section 7 Insurance

Article 22 Under this Agreement, Party A shall purchase relevant insurance for the Mortgaged Property.

Article 23 Prior to granting the loan under this Agreement, Party A shall purchase insurance with specific term and amount at insurance agency approved by Party B, with Party B as the first beneficiary. The insurance amount shall not be less than the principal of the loan under this Agreement.

Article 24 Party A shall pay fees relating to above mentioned insurance on time, and agree that the original of insurance policy is kept by Party B during the term of this Agreement.

Exhibit 99.12

Building Mortgage and Loan Agreement

English Translation for Reference Purpose Only

Article 25 Prior to repayment of principal plus interest of the loan and other amount payable in full under this Agreement, Party A shall not terminate above mentioned insurance for any reasons. In the case of termination of the insurance by Party A, Party B has the right to purchase insurance policy on behalf of Party B, and all expense incurred shall be borne by Party A; Party A shall also indemnify for other losses suffered by Party B as a result.

Article 26 In the case of occurrence of insurance accidents as to the insured Mortgaged Property, Party B has priority to be prepaid by the insurance compensation for all principal plus interest of the loan and other amount payable that are still owed by Party A. If insurance compensation does not cover the sum owed by Party A to Party B, Party B has right to claim for such payment from Party A and/or Party C until the sum owed is repaid in full. If the insurance compensation covers all the amount owed by Party A, this Agreement shall be terminated after Party B is repaid in full, and remaining of the insurance compensation shall be returned to Party A.

Section 8 Disposition of the Mortgaged Property

Article 27

27.1	Method of disposition of the Mortgaged Property available to Party B includes, without limitation, the following:

(1)	By consultation with Party A, the Mortgaged Property may be traded-in, disposed of in auction or sales, and Party B shall be compensated by the proceeds obtained hereon.

(2)	the Mortgaged Property may be legally leased in whole or in part with reasonable rent, term and conditions, and be compensated by the rent and the proceeds therefrom.

27.2	Party B shall sale, lease or dispose of the Mortgaged Property by other means under this Agreement and in accordance with relevant laws and regulations.

Exhibit 99.12

Building Mortgage and Loan Agreement

English Translation for Reference Purpose Only

27.3	Under any of the following circumstances, Party B shall have the right to dispose of the Mortgaged Property and has priority to be compensated by the proceeds from such disposition:

(1)	Party A fails to repay principal plus interest of the loan continuously for three months or accumulatively six months;

(2)	Party A provides false materials or omits materially facts, which may bring or has brought the loss to Party B;

(3)	Party A refuses to accept the supervision by Party B with respect to usage of the loan, production, operation and financial activities, or refuses or obstructs Party B’s inspection of the Mortgaged Property;

(4)	Without the written consent of Party B, Party A disposes of the Mortgaged Property by means of selling, exchanging, transferring, donating, paying for debt, etc., rebuilds or removes the Mortgaged Property, or changes the usage nature and characteristic of the Mortgaged Property via other means;

(5)	During the term of this Agreement, by reason of Party A’s poor operation and management, Party A loses money as reflected in the financial records or in reality, is subject to any debt dispute with a third party, or is in the event of dissolution, deregistration, revoke, suspension and other situations which may adversely affect the safety of the loan;

(6)	Party A indicates, explicitly or by its actions, that it will not perform any obligation under this Agreement;

(7)	Any other behaviors which violate provisions of this Agreement.

Section 9 Responsibility of Party A

Article 28 As the borrower and the mortgagor to the Mortgaged Property under this Agreement, Party A undertakes the following responsibilities:

28.1	Party A warrants that purpose of the loan under this Agreement complies with laws, regulations, administrative rules, department regulations, industrial rules and articles of associations or bylaw of Party A, and that relevant permissions and authorization have been obtained.

Exhibit 99.12

Building Mortgage and Loan Agreement

English Translation for Reference Purpose Only

28.2	When Party A shall repay in full principal plus interest and other amount payable when due, according to this Agreement.

28.3	Party A warrants that all materials and information provided by Party A to Party B are true and reliable, and there is no falsification and omission of fact.

28.4	Party A shall actively assist in Party B’s investigation, understanding and supervision of Party A’s production, operation and financial situation, and present to Party B copies of its balance sheet, profit and loss statement, cash flow statement and other financial statements.

28.5	According to national laws, regulations, Housing Sale Contract and this Agreement, Party A shall legally and reasonably occupy, manage, use and maintain such Mortgaged Property.

28.6	Party A shall not dispose of whole or part of the Mortgaged Property without written consent of Party B by means of transfer, pay for debt, donate, abnegate or other means which may affect Party B’s right to the Mortgage Property. If Party A leases such Mortgaged Property, Party A shall notify Party B about such lease.

28.7	Party A agrees that upon prior notice by Party B, Party B may access such Mortgaged Property for necessary inspection within reasonable time.

28.8	Party A shall not conduct merger, split, material acquisition, share transformation in line with stock system, sub-contract, lease, material assets transfer, joint operation, investment, application for liquidation, application for dissolution, application for insolvency, and other acts which may cause change of rights and obligations under the Agreement or affect Party B’s rights and interests, unless Party A gives a prior notice to Party B and obtains the written consent of Party B.

28.9	Party A warrants to notify Party B in writing within ten business days after the change of its mailing address or contact telephone.

Exhibit 99.12

Building Mortgage and Loan Agreement

English Translation for Reference Purpose Only

28.10	In the event of lawsuit, arbitration or summon for trial which may adversely affect the Mortgaged Property and/ or Party B, Party A shall promptly notify Party B.

28.11	Subject to reasonable requirement of Party B, Party A shall take all measures and sign all relevant documents to ensure Party B’s rights and interests as a mortgagor under this Agreement.

28.12	Party A agrees that the Mortgaged Property is devalued due to Party A’s mistakes and fails or is insufficient to be the security for the performance of debtor’s obligations, Party A shall provide additional security at request of Party B.

28.13	Party A shall bear the mortgage registration fee, insurance premium, legal fees, notarization fees and other expenses under this Agreement.

Section 10 Responsibility of Party B

Article 29

29.1	Upon fulfillment of all conditions set forth in Article 7 of this Agreement, Party B shall grant the loan to Party A according to this Agreement, and remit such loan as Party A’s payment for the purchase price of the property to Party C’s designated account.

29.2	After Party A pays off the principal plus interest of the loan and other amount payable under this Agreement and fully performs other obligations under this Agreement, Party B shall deregister the Mortgaged Property, and return the original of insurance policy and other certificate documents to Party A.

Exhibit 99.12

Building Mortgage and Loan Agreement

English Translation for Reference Purpose Only

Section 11 Responsibility of Party C

Article 30

30.1	Under this Agreement, Party C voluntarily and irrevocably undertakes joint and several responsibilities for all principal of the loan, interests, penalty interests, compound interests, liquidated damages, compensation for damage, and expenses for realization of creditor’s rights and other amount payable by Party A. Under this Agreement, guarantee provided by Party C is limited to a special time period, i.e. Party C shall not guarantee the debt of Party A which will be due after the completion of the registration of the Mortgaged Property (excluding the debt which was due by acceleration before completion of mortgage registration).

30.2	Party C shall open the designated account described in Article 13.1 of this Agreement at Party B’s place within one business day after execution of this Agreement.

30.3	During the term of guarantee, in the event that Party A fails to pay in full principal plus interest and other amount payable when due under this Agreement, Party C shall, within five days upon receipt of Party B’s notice, pay the sum to Party B on behalf of Party A, otherwise Party B has right to debit directly equivalent sum from any of Party C’s accounts at Party B’s place.

30.4	Party C warrants that, during the term of guarantee, Party B has right to supervise its capital and financial situation, and require Party C to provide financial statements and other relevant materials.

Article 31 During the term of guarantee, Party C’s consent shall be obtained, if the following terms in this Agreement are changed by agreement of Party A and Party B

(1)	extend the loan period;

(2)	increase the amount of the loan.

Section 12 Responsibility for Breach of Contract

Article 32 Party A, Party B and Party C shall strictly implement this Agreement after taking effect upon execution by them. Any party, who fails to perform or perform incompletely this Agreement and causes the other parties to suffer losses, shall be liable for its breach of this Agreement and compensate to other parties for all the loss incurred hereon.

Exhibit 99.12

Building Mortgage and Loan Agreement

English Translation for Reference Purpose Only

Article 33 Unless the following matters has been resolved with Party B’s satisfaction, Party B has right to demand Party A to prepay immediately the loan in full or in part, or legally dispose of the Mortgaged Property and has priority to be compensated, or demand Party C to perform its guarantee responsibility, in the event of occurrence of any one of the following events or situations set forth in Article 27.3:

33.1	Party A or Party C are involved in lawsuits or arbitration proceedings, or any other loans, guarantees, compensations, undertakings or other duties as to payment for debt of Party A or Party C are required to be performed by acceleration by juridical authorities by reason of breaching of contract, or can not be performed when due, which affect the capacity of Party A or Party C to perform any terms of this Agreement.

33.2	By reason of merger, split, reorganization, system reformation and other events, Party C fails to perform its guarantee duty according to Party B’s requirements; or due to court’s judgment or administrative orders, Party C is dissolved, terminated, deregistered or its business license revoked, liquated, insolvent or closed, which leads to Party C’s inability to perform its guarantee duty.

33.3	For whatever reasons, the Mortgaged Property is not able to be registered at the department of real estate administration, or Party B cannot obtain certificate documents to ensure its rights and interests as a mortgagor under this Agreement.

33.4	Party A and/or Party C explicitly or by action indicate(s) that it shall not perform the obligations under this Agreement.

33.5	Other acts of Party A or Party C which may affect the safety of principal plus interest of Party B’s loan.

Exhibit 99.12

Building Mortgage and Loan Agreement

English Translation for Reference Purpose Only

Section 13 Dispute Resolution

Article 34 The parties shall negotiate to resolve any disputes between them arising out of or in connection with this Agreement. If any dispute cannot be resolved via negotiations, any party has the right to submit such dispute to the local court at the place where Party B is located. All parties should continue the performance of its obligations under the other provisions of the Agreement.

Section 14 Miscellaneous

Article 35 This Agreement shall be effective after it is signed by Party A, and signed or stamped with common seal by legal representative/principal or its authorized agent of Party B and Party C, and shall be terminated upon discharge of principal plus interest of the loan and other amounts payable in full under this Agreement.

Article 36 Any notice under this Agreement shall be deemed as delivered, if given or made by telegraph or fax, when dispatched; if given by post, three days after being posted.

Article 37 Effectiveness of the guarantee clause under this Agreement shall be independent of this Agreement.

Article 38 The following Appendixes are integral parts of this Agreement.

1	List of Mortgaged Properties (Real Estate) ;

2	<Borrower’s Repayment Plan> ;

3	;

4	°

Article 39 This Agreement shall be executed in six counterparts, each of which shall have equal legal effect, and each Party A, Party B, Party C and mortgage registration authority shall hold one of counterparts.

Article 40 Other matters agreed by the parties to this Agreement:

1	;

2	;

Exhibit 99.12

Building Mortgage and Loan Agreement

English Translation for Reference Purpose Only

3	;

4	°

Article 41 When executing this Agreement, Party B has explained in details all provisions of this Agreement to Party A and Party C. There is no doubt raised by the parties as to all terms of this Agreement, and the parties have accurate understanding of the related rights and obligations to the parties and limitation of duties or legal meaning of the exemption clause.

Article 42 This Agreement is entered into by and among Party A, Party B and Party C in Beijing, on March 31, 2005.

(REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK)

Exhibit 99.12

Building Mortgage and Loan Agreement

English Translation for Reference Purpose Only

Borrower (Mortgagor):	(stamp)

Legal representative/principal	(signature or stamp)
(or authorized agent)

Lender (Mortgagor):	stamp

Legal representative/principal	signature
(or authorized agent)

Guarantor:	stamp

Legal representative	signature
(or authorized agent)

Exhibit 99.12

Building Mortgage and Loan Agreement

English Translation for Reference Purpose Only

Appendix I

List of Mortgaged Properties (Real Estate)

No: 2005 Nian (Jing He Ping An Di Qing) Zi No.001

Mortgagor: Beijing New Oriental Education & Technology Group Co., Ltd.

Mortgagee: China Minsheng Banking Corp., Ltd. Beijing Hepingli Branch

Name of Mortgaged Property	Tower B of Zhongguancun Financial Centre	Location	No.21 IV District Zhongguancun West District, Haidian District, Beijing Municipal
Joint Owner of Property		Age of Building
Construction Area		19165.33	sq.m
Use Area of Land			sq.m
Certificate of Property Right of Real Estate
Issuance Authority and Number
Purchase Price	RMB275,300,000	Appraisal Value
Appraisal Company

Exhibit 99.12

Building Mortgage and Loan Agreement

English Translation for Reference Purpose Only

Status of use
Mortgage
Name of the Building Mortgage and Loan Agreement	No: 2005 Nian #(Jing He Ping) Fang Di Jie Zi No.001

Mortgagor (signature) (if mortgagee is an entity, common seal and signature or stamp by legal representative or its authorized agent is necessary) Date: March 31, 2005	Mortgagee (common seal or special seal for contract) Legal representative/principal (or authorized agent) (stamp) Date: March 31, 2005